Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2026 relating to the financial statements of Camden Property Trust and the effectiveness of Camden Property Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

April 28, 2026